Exhibit 3.1

AMENDED AND RESTATED BYLAWS
OF
ALLIANT ENERGY CORPORATION
Effective as of December 13, 2018

ARTICLE I
OFFICES

Section 1.1    PRINCIPAL AND BUSINESS OFFICES. - The Corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

Section 1.2    REGISTERED OFFICE. - The registered office of the Corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the Corporation shall be identical to such registered office.

ARTICLE II
SEAL

Section 2.1    CORPORATE SEAL. - The corporate seal shall have inscribed thereon the name of the Corporation and the words “CORPORATE SEAL, WISCONSIN.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.

ARTICLE III
SHAREOWNERS

Section 3.1    ANNUAL MEETING. - The annual meeting of the shareowners (the "Annual Meeting") shall be held at such date and time as the Board of Directors may determine. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment. At each Annual Meeting, the shareowners shall elect that number of directors equal to the number of directors in the class whose term expires at the time of such meeting. At any such Annual Meeting, only other business properly brought before the meeting in accordance with Section 3.14 of these Bylaws may be transacted. If the election of directors shall not be held on the date fixed as herein provided, for any Annual Meeting, or any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareowners (a "Special Meeting") as soon thereafter as is practicable.

Section 3.2    SPECIAL MEETINGS. - A Special Meeting may be called only by (i) the Board of Directors or (ii) the Chief Executive Officer and shall be called by the Chief Executive Officer upon the demand, in accordance with this Section 3.2, of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting.

(a)In order that the Corporation may determine the shareowners entitled to demand a Special Meeting, the Board of Directors may fix a record date to determine the shareowners entitled to make such a demand (the "Demand Record Date"). The Demand Record Date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors and shall not be more than ten days after the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. Any shareowner of record seeking to have shareowners demand a Special Meeting shall, by sending written notice to the Corporate Secretary of the Corporation by hand or by certified or registered mail, return receipt requested, request the Board of Directors to fix a Demand Record Date. The Board of Directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the Board of Directors within ten days after the date on which such request is received by the Corporate Secretary, the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the Corporate Secretary. To be valid, such written request shall set forth the purpose or purposes for which the Special Meeting is to be held, shall be signed by one or more shareowners of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareowner (or proxy or other representative) and shall set forth all information about each such shareowner and about the beneficial owner or owners, if any, on whose behalf the request is made that would be required to be set forth in a shareowner's notice described in paragraph (a) (ii) of Section 3.14 of these Bylaws.

(b)In order for a shareowner or shareowners to demand a Special Meeting, a written demand or demands for a Special Meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting must be delivered to the Corporation. To be valid, each written demand by a shareowner for a Special Meeting shall set forth the specific purpose or purposes for which the Special Meeting is to be held (which purpose or purposes shall be limited to the purpose or purposes set forth in the written request to set a Demand Record Date received by the Corporation pursuant to paragraph (b) of this Section 3.2), shall be signed by one or more persons who as of the Demand Record Date are shareowners of record (or their duly authorized proxies or other representatives), shall bear the date of signature of each such shareowner (or proxy or other representative), and shall set forth the name and address, as they appear in the Corporation's books, of each shareowner signing such demand and the class and number of shares of the Corporation which are owned of record and beneficially by each such shareowner, shall be sent to the Corporate Secretary by hand or by certified or registered mail, return receipt requested, and shall be received by the Corporate Secretary within seventy days after the Demand Record Date.

(c)The Corporation shall not be required to call a Special Meeting upon shareowner demand unless, in addition to the documents required by paragraph (b) of this Section 3.2, the Corporate Secretary receives a written agreement signed by each Soliciting Shareowner (as defined below), pursuant to which each Soliciting Shareowner, jointly and severally, agrees to pay the Corporation's costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the Corporation's own solicitation, provided that if each of the resolutions introduced by any Soliciting Shareowner at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareowner for election as a director at such meeting is elected, then the Soliciting Shareowners shall not be required to pay such costs. For purposes of this paragraph (c), the following terms shall have the meanings set forth below:

(i)"Affiliate" of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)"Participant" shall have the meaning assigned to such term in Rule 14a-12 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(iii)"Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iv)"Proxy" shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(v)"Solicitation" shall have the meaning assigned to such term in Rule 14a‑1 promulgated under the Exchange Act.

(vi)"Soliciting Shareowner" shall mean, with respect to any Special Meeting demanded by a shareowner or shareowners, any of the following Persons:

(A)if the number of shareowners signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (b) of this Section 3.2 is ten or fewer, each shareowner signing any such demand;

(B)if the number of shareowners signing the demand or demands of meeting delivered to the Corporation pursuant to paragraph (b) of this Section 3.2 is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Corporation of the documents described in paragraph (b) of this Section 3.2 had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the Corporation); or

(C)any Affiliate of a Soliciting Shareowner, if a majority of the directors then in office determine, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in paragraph (b) of this Section 3.2 and/or the written agreement described in this paragraph (c) in order to prevent the purposes of this Section 3.2 from being evaded.

(d)Except as provided in the following sentence, any Special Meeting shall be held at such hour and day as may be designated by whichever of the Board of Directors or the Chief Executive Officer shall have called such meeting. In the case of any Special Meeting called by the Chief Executive Officer upon the demand of shareowners (a "Demand Special Meeting"), such meeting shall be held at such hour and day as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 3.6 hereof); and provided further that in the event that the directors then in office fail to designate an hour and date for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting are delivered to the Corporation (the "Delivery Date"), then such meeting shall be held at 2:00 P.M. local time on the 100th day after the Delivery Date or, if such 100th day is not a Business Day (as defined below), on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors or the Chief Executive Officer may consider such factors as it or he deems relevant within the good faith exercise of its or his business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting, and any plan of the Board of Directors to call an Annual Meeting or a Special Meeting for the conduct of related business.

(e)The Corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Corporate Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the Corporation until the earlier of (i) five Business Days following receipt by the Corporate Secretary of such purported demand and (ii) such date as the independent inspectors certify to the Corporation that the valid demands received by the Corporate Secretary represent at least 10% of all the votes entitled to be cast on each issue proposed to be considered at the Special Meeting. Nothing contained in this paragraph (e) shall in any way be construed to suggest or imply that the Board of Directors or any shareowner shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

(f)For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

Section 3.3    PLACE OF MEETING; USE OF REMOTE COMMUNICATIONS.

(a)Subject to clause (b) below, the Board of Directors or the Chief Executive Officer may designate any place, either within or without the State of Wisconsin, as the place for any Annual Meeting or any Special Meeting, or for any postponement thereof, and if no designation is made, the place of meeting shall be the principal office of the Corporation. Any meeting may be adjourned to reconvene at any place designated by vote of the Board of Directors or determined by the Chief Executive Officer.

(b)The Board of Directors, may, in its sole discretion, determine that any Annual Meeting or any Special Meeting shall not be held at any place, but may instead be held solely by means of remote communication. The Board of Directors may also determine, in its sole discretion, that shareowners and proxies of shareowners not physically present at the designated place of any Annual Meeting or any Special Meeting may participate in the meeting by means of remote communication.

Section 3.4    NOTICE OF MEETINGS - Written notice stating the date, time, place (if any) and the means of remote communications (if any) of any meeting of shareowners shall be delivered not less than ten days nor more than seventy days before the date of the meeting (unless a different time period is provided by the Wisconsin Business Corporation Law or the Articles of Incorporation), by or at the direction of the Chief Executive Officer or the Corporate Secretary, to each shareowner of record entitled to vote at such meeting (other than a shareowner that the Corporation is not required to give such notice to under the Wisconsin Business Corporation Law) and to such other persons as required by the Wisconsin Business Corporation Law. In the event of any Demand Special Meeting, such notice of meeting shall be sent not more than thirty days after the Delivery Date. Unless otherwise required by the Wisconsin Business Corporation Law or the Articles of Incorporation, a notice of an Annual Meeting need not include a description of the purpose for which the meeting is called. In the case of any Special Meeting, (i) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (ii) in the case of a Demand Special Meeting, the notice of meeting (A) shall describe any business set forth in the statement of purpose of the demands received by the Corporation in accordance with Section 3.2 of these Bylaws and (B) shall contain all of the information required in the notice received by the Corporation in accordance with Section 3.14(b) of these Bylaws. If an Annual Meeting or Special Meeting is adjourned to a different date, time or place, or will be held by a new means of remote communication, the Corporation shall not be required to give notice of the new date, time, place or means of remote communication if the new date, time, place or means of remote communication is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, the Corporation shall give notice of the adjourned meeting to persons who are shareowners as of the new Meeting Record Date.

Section 3.5    WAIVER OF NOTICE - A shareowner may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing and signed by the shareowner entitled to the notice, contain the same information that would have been required in the notice under applicable provisions of the Wisconsin Business Corporation Law (except that the time and place of meeting need not be stated) and be delivered to the Corporation for inclusion in the corporate records. A shareowner's attendance at any Annual Meeting or Special Meeting, whether physical or remote, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareowner at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareowner objects to considering the matter when it is presented.

Section 3.6    FIXING OF RECORD DATE. - The Board of Directors may fix in advance a date not less than ten days and not more than seventy days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareowners entitled to notice of, or to vote at, such meeting (the "Meeting Record Date"). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareowners of record on the Meeting Record Date shall be the shareowners entitled to notice of and to vote at the meeting. Except as provided by the Wisconsin Business Corporation Law for a court-ordered adjournment, a determination of shareowners entitled to notice of and to vote at an Annual Meeting or Special Meeting is effective for any adjournment of such meeting unless the Board of Directors fixes a new Meeting Record Date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareowners entitled to take any other action or determining shareowners for any other purpose. Such record date shall be not more than seventy days prior to the date on which the particular action, requiring such determination of shareowners, is to be taken. The record date for determining shareowners entitled to a distribution (other than a distribution involving a purchase, redemption or other acquisition of the Corporation's shares) or a share dividend is the date on which the Board of Directors authorizes the distribution or share dividend, as the case may be, unless the Board of Directors fixes a different record date.

Section 3.7    SHAREOWNER LIST. - The Corporation shall have available, beginning two (2) business days after the notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, a complete record of each shareowner entitled to vote at such meeting, or any adjournment thereof, showing the address of and number of shares held by each shareowner. The shareowner list shall be available for inspection by any shareowner during normal business hours at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held, or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the notice of the meeting. The Corporation shall make the shareowners’ list available at the meeting and any shareowner or his agent or attorney may inspect the list at any time the meeting or any adjournment thereof. If the meeting is held solely by means of remote communication, the list shall be open to examination of any shareowner during the entire time of the meeting on a reasonably accessible electronic network, and information required to access the list shall be provided with the notice of the meeting.

Section 3.8    QUORUM AND VOTING REQUIREMENTS.

(a)Shares entitled to vote as a separate voting group may take action on a matter at any Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. If the Corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section 3.8. Except as otherwise provided in the Articles of Incorporation or the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter. Once a share is represented for any purpose at any Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, each director to be elected shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at an Annual Meeting or Special Meeting at which a quorum is present.

(b)The Board of Directors acting by resolution may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareowners if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairperson of the Board or pursuant to a resolution of the Board of Directors. No notice of the time, place or means of remote communication of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 3.9    CONDUCT OF MEETING. - The Chairperson of the Board shall preside at each meeting of shareowners. In the absence of the Chairperson of the Board, such persons, in the following order, shall act as chair of the meeting: the Chief Executive Officer, the President, any Vice President, and the Director in attendance with the longest tenure in that office. The Corporate Secretary of the Corporation or, if he or she is absent, an Assistant Corporate Secretary of the Corporation or other person appointed by the chair of the meeting shall act as secretary of each shareowner meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of an Annual Meeting or Special Meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting shall have the right and authority to prescribe such rules, regulations or procedures and to do such acts as, in the judgment of the chair of the meeting, are appropriate for the proper conduct of an Annual Meeting or Special Meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may to the extent not prohibited by law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting and time of adjournment of the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareowners of record of the corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) rules and procedures regarding the execution of election ballots before or after the time fixed for the commencement of the meeting; (g) the appointment of an inspector of election or an officer or agent of the corporation authorized to tabulate votes; and (h) rules and procedures to facilitate the conduct of, and participation in, the meeting by electronic means. The chair of the meeting shall determine and announce at the meeting the time at which the polls will close for each matter voted up at the meeting.

Section 3.10    PROXIES. - At any Annual Meeting or Special Meeting, a shareowner entitled to vote may vote his or her shares in person or by proxy. A shareowner entitled to vote at an Annual Meeting or Special Meeting may authorize another person to act for the shareowner by appointing the person as proxy. Without limiting the manner in which a shareowner may appoint a proxy, a shareowner or the shareowner’s authorized officer, director, employee, agent or attorney-in-fact may use any of the following as a valid means to make such an appointment:

(a)    Appointment of a proxy in writing by signing or causing the shareowner’s signature to be affixed to an appointment form by any reasonable means, including, but not limited to, by facsimile signature.

(b)    Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareowner transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareowner transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the Corporation authorized to tabulate votes. An appointment is valid for eleven months unless a different period is expressly provided in the appointment. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by appointing a new proxy in accordance with the Wisconsin Business Corporation Law or by oral notice given by the shareowner to the presiding officer during the meeting. The presence of a shareowner who has made an effective proxy appointment shall not itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

Section 3.11    VOTING OF SHARES. - Except as provided in the Articles of Incorporation or statute, each outstanding share entitled to vote shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of shareowners.

Section 3.12    VOTING OF SHARES BY CERTAIN HOLDERS. - Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the Bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian or conservator may be voted by such person, either in person or by proxy, without a transfer of such shares into that person’s name. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, without a transfer of such shares into the trustee’s name. The Corporation may request evidence of such fiduciary status with respect to the vote, consent, waiver, or proxy appointment.

Shares standing in the name of a receiver or trustee in bankruptcy may be voted by such receiver or trustee, and shares held by or under the control of a receiver may be voted by such receiver without the transfer of the shares into such person’s name if authority so to do is contained in an appropriate order of the court by which such receiver was appointed.

A pledgee, beneficial owner, or attorney-in-fact of the shares held in the name of a shareowner shall be entitled to vote such shares. The Corporation may request evidence of such signatory’s authority to sign for the shareowner with respect to the vote, consent, waiver, or proxy appointment.

Neither treasury shares nor shares held by another corporation, if a majority of the shares entitled to vote for the election of Directors of such other corporation is held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time.

Section 3.13    ACTION WITHOUT MEETING. - Any action required or permitted by the Articles of Incorporation or these Bylaws or any provision of the Wisconsin Business Corporation Law to be taken at an Annual Meeting or Special Meeting may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the shareowners entitled to vote with respect to the subject matter thereof and delivered to the Corporation for inclusion in the corporate records.

Section 3.14    NOTICE OF SHAREOWNER BUSINESS AND NOMINATION OF DIRECTORS.

(a)Annual Meetings.

(i)Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareowners may be made at an Annual Meeting (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareowner of the Corporation who is a shareowner of record at the time of giving of notice provided for in this Bylaw and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 3.14.

(ii)For nominations or other business to be properly brought before an Annual Meeting by a shareowner pursuant to clause (C) of paragraph (a)(i) of this Section 3.14, the shareowner must have given timely notice thereof in writing to the Corporate Secretary of the Corporation. To be timely, a shareowner's notice shall be received by the Corporate Secretary of the Corporation at the principal offices of the Corporation not later than the earlier of (A) 45 days in advance of the first annual anniversary (the “Anniversary Date”) of the date set forth in the Corporation’s proxy statement for the prior year’s Annual Meeting as the date on which the Corporation first mailed definitive proxy materials for the prior year’s Annual Meeting and (B) the later of (x) the 70th day prior to such Annual Meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareowner's notice shall be signed by the shareowner of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareowner (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this Corporation's books, of such shareowner and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareowner or beneficial owner or owners; (C) a representation that such shareowner is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareowner or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareowner, (III) such other information regarding each nominee proposed by such shareowner as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors and (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected; and (E) in the case of any other business that such shareowner proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these Bylaws, the language of the proposed amendment, (II) such shareowner's and beneficial owner's or owners' reasons for conducting such business at the meeting and (III) any material interest in such business of such shareowner and beneficial owner or owners.

(iii)Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 3.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 45 days prior to the Anniversary Date, a shareowner's notice required by this Section 3.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Corporate Secretary at the principal offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareowners pursuant to Section 3.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareowner of the Corporation who (A) is a shareowner of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 3.14. Any shareowner desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Corporate Secretary of the Corporation at the principal offices of the Corporation not earlier than ninety days prior to such Special Meeting and not later than the close of business on the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareowner of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareowner (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the Corporation's books, of such shareowner and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the class and number of shares of the Corporation which are beneficially owned by such shareowner or beneficial owner or owners; (C) a representation that such shareowner is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareowner or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareowner; (F) such other information regarding each nominee proposed by such shareowner as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the Corporation if so elected.

(c)General.

(i)Only persons who are nominated in accordance with the procedures set forth in this Section 3.14 shall be eligible to serve as directors. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 3.14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 3.14 and, if any proposed nomination or business is not in compliance with this Section 3.14, to declare that such defective proposal shall be disregarded.

(ii)For purposes of this Section 3.14, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)Notwithstanding the foregoing provisions of this Section 3.14, a shareowner shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.14. Nothing in this Section 3.14 shall be deemed to limit the Corporation's obligation to include shareowner proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

ARTICLE IV
BOARD OF DIRECTORS

Section 4.1    GENERAL POWER. - The business and affairs of the Corporation shall be managed by its Board of Directors.

Section 4.2    NUMBER, CLASSES & TERM. - The number of Directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of Directors that the Corporation would have if there were no vacancies, but shall not be less than seven (7) nor more than sixteen (16). The Directors of the Corporation shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. At each Annual Meeting, the successors to the class of Directors whose terms shall expire at the time of such Annual Meeting shall be elected to hold office until the third succeeding Annual Meeting, and until their successors are duly elected and qualified.

Section 4.3    CHAIRPERSON OF THE BOARD. - The Chairperson of the Board if not designated as the Chief Executive Officer of the Corporation shall assist the Board in the formulation of policies and may make recommendations therefore. Information as to the affairs of the Corporation in addition to that contained in the regular reports shall be furnished to him or her on request. He or she may make suggestions and recommendations to the Chief Executive Officer regarding any matters relating to the affairs of the Corporation and shall be available for consultation and advice.

Section 4.4    QUALIFICATIONS AND REMOVAL. - No person shall be eligible for election or re-election to the Board of Directors after having attained seventy (70) years of age. After attaining the age of seventy (70), a current member of the Board of Directors may continue to serve for the remainder of the term he or she is currently serving. In the event the Chief Executive Officer resigns or retires from his or her office or employment with the Corporation, he or she shall simultaneously submit his or her resignation from the Board of Directors. In the event that the Chief Executive Officer is removed from his or her office by the Board of Directors, or is involuntarily terminated from employment with the Corporation, he or she shall simultaneously submit his or her resignation from the Board of Directors. Any Director who changes his or her employer or otherwise has a significant change in job responsibilities shall give notice orally or in writing to the Board of Directors, specifying the details, as soon as feasible and shall submit to the Board of Directors an offer to tender his or her resignation from the Board of Directors and from each Board Committee on which such Director serves. The Nominating and Governance Committee (or any other Committee of the Board of Directors performing similar functions) shall recommend to the Board of Directors whether the Board should accept such offer to tender resignation. If the Nominating and Governance Committee or such other Committee recommends acceptance of the offer to tender resignation, an affirmative vote of two-thirds of the remaining Directors holding office is required to affirm such recommendation. A resignation under this Section 4.4 may be tendered by any Director orally or in writing at any meeting of the shareowners or of the Board of Directors, who shall at such meeting accept the same.

Section 4.5    REGULAR MEETINGS. - Regular meetings of the Board of Directors shall be held at such time and place as may be determined by the Board of Directors, but in no event shall the Board meet less than once a year.

Section 4.6    SPECIAL MEETINGS. - Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or any two (2) Directors. The Chief Executive Officer or Corporate Secretary may fix any place, either within or without the State of Wisconsin, whether in person or by telecommunications, as the place for holding any special meeting.

Section 4.7    NOTICE; WAIVER. - Notice of any meeting of the Board of Directors, unless otherwise provided pursuant to Section 4.5, shall be given at least forty-eight (48) hours prior to the meeting by notice to each Director . The notice need not describe the purpose of the meeting of the Board of Directors or the business to be transacted at such meeting. Any Director may waive notice of any meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of business because the meeting is not lawfully called or convened.

Section 4.8    QUORUM. - A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting to some other day without further notice.

Section 4.9    MEETING PARTICIPATION.

(a)Any or all members of the Board of Directors, or any committee thereof, may participate in a regular or special meeting by, or to conduct the meeting through, the use of any means of communication by which any of the following occurs:

(i)All participating directors may simultaneously hear each other during the meeting.

(ii)All communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors.

(b)If a meeting is conducted by the means of communication described herein, all participating directors shall be informed that a meeting is taking place at which official business may be transacted.

(c)A director participating in a meeting by means of such communication is deemed to be present in person at the meeting.

Section 4.10    ACTION WITHOUT MEETING. - Any action required or permitted to be taken at any meeting of the Directors of the Corporation or of any Committee of the Board may be taken without a meeting if a consent in writing setting forth the action so taken shall be “signed” (as such term is defined in the Wisconsin Business Corporation Law) by all of the Directors or all of the members of the Committee of the Board, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting and shall be filed with the Corporate Secretary of the Corporation to be included in the official records of the Corporation. The action taken is effective when the last Director signs the consent unless the consent specifies a different effective date.

Section 4.11    PRESUMPTION OF ASSENT. - A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the Director objects at the beginning of the meeting or promptly upon arrival to the holding of or transacting business at the meeting, (b) the Director’s dissent or abstention shall be entered in the minutes of the meeting, (c) the Director shall file a written dissent or abstention to such action with the presiding officer of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered or certified mail to the Corporate Secretary of the Corporation immediately after the adjournment of the meeting, or (d) the Director shall file a written notice to the Corporate Secretary of the Corporation promptly after receiving the minutes of the meeting that the minutes failed to show the Director’s dissention or abstention from the action taken. Such right to dissent or abstain shall not apply to a Director who voted in favor of such action.

Section 4.12    VACANCIES. - Except as provided below, any vacancy occurring in the Board of Directors or on any Committee of the Board of Directors and any directorship to be filled by reason of an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, even if less than a quorum of the Board of Directors. The Director or Directors so chosen shall hold office until the next election of the Class for which such Director or Directors shall have been chosen and until their successors shall have been duly elected and qualified.

Section 4.13    COMPENSATION. - Non-management Directors and Board Committee Chairpersons shall receive reasonable compensation for their services, consistent with the market practices of other similarly situated companies. Directors who are employees of the Corporation shall receive no fees for serving as Directors. Board compensation will be determined by the Nominating and Corporate Governance Committee (or any other Committee of the Board of Directors performing similar functions) upon the recommendation of the Compensation and Personnel Committee (or any other Committee of the Board of Directors performing similar functions), with discussion and concurrence by the Board of Directors. No such compensation shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE V
COMMITTEES

Section 5.1    COMMITTEES. -The Board of Directors, by resolution adopted by the affirmative vote of a majority of all the directors then in office, may create one or more Committees (each such Committee to consist of one or more members of the Board of Directors), appoint members of the Board of Directors to serve on such Committees and designate other members of the Board of Directors to serve as alternates. Each such Committee shall (i) consist of the number of directors with the requisite qualifications, (ii) have the responsibilities and authority, (iii) meet such number of times per year and (iv) report the actions taken by such Committee to the Board of Directors, in each case as set forth in such Committee’s Charter approved from time to time by the Board of Directors, subject to the Wisconsin Business Corporation Law, the Articles of Incorporation and these Bylaws. Subject to the Articles of Incorporation and these Bylaws, and unless otherwise provided by resolution of the Board of Directors, each Committee may make its own rules of procedure, shall meet where and as provided by such rules and shall keep regular minutes of its meetings. Unless otherwise provided by resolution of the Board of Directors, each Committee may employ counsel, accountants and other consultants to assist it in the exercise of its authority.

Section 5.2    CERTAIN COMMITTEE ACTIONS. - To the extent specified by these Bylaws or by resolution of the Board of Directors a Committee may exercise the authority of the Board of Directors, except that a Committee may not do any of the following: (a) approve or recommend to shareowners for approval any action or matter expressly required by the Wisconsin Business Corporation Law to be submitted to shareowners for approval; or (b) adopt, amend or repeal Bylaws.

ARTICLE VI
OFFICERS

Section 6.1    OFFICERS. - The Board of Directors shall elect a Chief Executive Officer, a President, such number of Vice Presidents with such designations as the Board of Directors at the time may decide upon, a Corporate Secretary, a Treasurer and a Controller. The Chief Executive Officer may appoint such other officers and assistant officers as may be deemed necessary. The same person may simultaneously hold more than one such office.

Section 6.2    TERM OF OFFICERS. - All Officers, unless sooner removed, shall hold their respective offices until their successors, willing to serve, shall have been elected but any Officer may be removed from office at any time by the Board of Directors.

Section 6.3    REMOVAL OF OFFICERS. - Any Officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer shall not of itself create contract rights.

Section 6.4    CHIEF EXECUTIVE OFFICER. - Subject to the control of the Board of Directors the Chief Executive Officer designated by the Board of Directors shall have and be responsible for the general management and direction of the business of the Corporation, shall establish the lines of authority and supervision of the Officers and employees of the Corporation, shall have the power to appoint and remove and discharge any and all agents and employees of the Corporation not elected or appointed directly by the Board of Directors. and shall assist the Board in the formulation of policies of the Corporation. The Chairperson of the Board, if Chief Executive Officer, may delegate any part of his or her duties to the President, or to one or more of the Vice Presidents of the Corporation.

Section 6.5    PRESIDENT. - The President, when he or she is not designated as and does not have the powers of the Chief Executive Officer, shall have such other powers and duties as may from time to time be prescribed by the Board of Directors or be delegated to him or her by the Chairperson of the Board or the Chief Executive Officer.

Section 6.6    VICE PRESIDENTS. - The Vice Presidents shall have such powers and duties as may be prescribed for him or her by the Board of Directors and the Chief Executive Officer. The execution of any instrument of the Corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the Chief Executive Officer and the President. The Board of Directors may designate any Vice President as being senior in rank or degree of responsibility and may accord such Vice President an appropriate title designating his or her rank, such as “Senior Vice President” or “Executive Vice President.”

Section 6.7    CORPORATE SECRETARY. - The Corporate Secretary shall attend all meetings of the Board of Directors, shall keep a record thereof in proper books to be provided for that purpose, and shall be responsible for the custody and care of the corporate seal, corporate records and minute books of the Corporation, and of all other books, documents and papers as in the practical business operation of the Corporation shall naturally belong in the office or custody of the Corporate Secretary, or shall be placed in his or her custody by the Chief Executive Officer or by the Board of Directors. He or she shall also act as Corporate Secretary of all shareowners’ meetings, and keep a record thereof. He or she shall, except as may be otherwise required by statute or by these Bylaws, sign, issue and publish all notices required for meetings of shareowners and of the Board of Directors. He or she shall be responsible for the custody of the stock books of the Corporation and shall keep a suitable record of the addresses of shareowners. He or she shall sign stock certificates, bonds and mortgages, and all other documents and papers to which his or her signature may be necessary or appropriate, shall affix the seal of the Corporation to all instruments requiring the seal, and shall have such other powers and duties as are commonly incidental to the office of Corporate Secretary, or as may be prescribed for him or her by the President or by the Board of Directors.

Section 6.8    TREASURER. - The Treasurer shall have charge of, and be responsible for, the collection, receipt, custody and disbursement of the funds of the Corporation, and shall deposit its funds in the name of the Corporation in such banks or trust companies as he or she shall designate and shall keep a proper record of cash receipts and disbursements. He or she shall be responsible for the custody of such books, receipted vouchers and other books and papers as in the practical business operation of the Corporation shall naturally belong in the office or custody of the Treasurer, or shall be placed in his or her custody by the President, or by the Board of Directors. He or she shall sign checks, drafts, and other paper providing for the payment of money by the Corporation for operating purposes in the usual course or business. He or she may, in the absence of the Corporate Secretary and Assistant Corporate Secretaries sign stock certificates. The Treasurer shall have such other powers and duties as are commonly incidental to the office of Treasurer, or as may be prescribed for him or her by the President or by the Board of Directors.

Section 6.9    CONTROLLER. - The Controller shall be the principal accounting Officer of the Corporation. He or she shall have general supervision over the books of accounts of the Corporation. He or she shall have full access to all minutes, contracts, correspondence and other papers and records of the Corporation relating to its business matters, and shall be responsible for the custody of such books and documents as shall naturally belong in the custody of the Controller and as shall be placed in his or her custody by the President or by the Board of Directors. The Controller shall have such other powers and duties as are commonly incidental to the office of Controller, or as may be prescribed for him or her by the President or by the Board of Directors.

Section 6.10    ASSISTANT OFFICERS. - The Assistant Corporate Secretaries, Assistant Treasurers, Assistant Controllers, and other Assistant Officers shall respectively assist the Corporate Secretary, Treasurer, Controller, and other Officers of the Corporation in the performance of the respective duties assigned to such principal Officer, and in assisting his or her principal Officer each assistant Officer shall to that extent and for such purpose have the same powers as his or her principal Officer. The powers and duties of any such principal Officer shall temporarily devolve upon an assistant Officer in case of the absence, disability, death, resignation or removal from office of such principal Officer.

ARTICLE VII
CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 7.1    CERTIFICATES FOR SHARES. - Each certificate representing shares of the Corporation shall state upon the face (a) that the Corporation is organized under the laws of the State of Wisconsin, (b) the name of the person to whom issued, (c) the number and class of shares, and the designation of the series, if any, which such certificate represents, and (d) the par value of each share, if any, and each such certificate shall otherwise be in such form as shall be determined by the Board of Directors. Such certificates shall be signed either manually or in facsimile by the Chairman of the Board, or the Chief Executive Officer or the President and by the Corporate Secretary or an Assistant Corporate Secretary and shall be sealed with the corporate seal or a facsimile thereof. Any signature upon a certificate on behalf of a transfer agent and registrar may be manual or in facsimile. In case any officer or other authorized person who has signed or whose facsimile signature has been placed upon such certificate for the Corporation shall have ceased to be such officer or employee or agent before such certificate is issued, it may be issued by the Corporation with the same effect as if such person where an officer or employee or agent at the date of its issue. Each certificate for shares shall be consecutively numbered or otherwise identified.

All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

Section 7.2    TRANSFER OF SHARES. - Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by such person’s legal representative, who shall furnish proper evidence of authority to transfer, or authorized attorney, by power of attorney duly executed and filed with the Corporate Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares.

Subject to the provisions of Section 3.12 of Article III of these Bylaws, the person in whose name shares stand on the books of the Corporation shall be treated by the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including (without limitation) a purchaser, assignee or transferee of such shares, or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Except as provided in said Section 3.12 hereof, no such purchaser, assignee, transferee or other person shall be entitled to receive notice of the meetings of shareowners, to vote at such meetings, to examine the complete record of the shareowners entitled to vote at meetings, or to own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

Section 7.3    LOST, DESTROYED OR STOLEN CERTIFICATES. - When the owner claims that certificates for shares have been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser, (b) files with the Corporation a sufficient indemnity bond if required by the Corporation and (c) satisfies such other reasonable requirements as may be provided by the Corporation.

Section 7.4    STOCK REGULATIONS. - The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with law as it may deem expedient concerning the issue, transfer and registration of shares of the Corporation.

Section 7.5    SHARES WITHOUT CERTIFICATES. - The Board of Directors hereby authorizes the issuance of any shares of its classes or series without certificates to the full extent that the Corporate Secretary determines that such issuance is allowed by applicable law and rules of any national securities exchange on which such shares are listed, any such determination to be conclusively evidenced by the delivery to the Corporation's transfer agent and registrar by the Corporate Secretary of a certificate referring to this Bylaw and providing instructions of the Corporate Secretary to the transfer agent and registrar to issue any such shares without certificates in accordance with applicable law. In any event, the foregoing authorization does not affect shares already represented by certificates until the certificates are surrendered to the Corporation.

ARTICLE VII
INDEMNIFICATION AND LIABILITY OF DIRECTOR AND OFFICERS

Section 8.1    CERTAIN DEFINITIONS. - The following capitalized terms (including any plural forms thereof) used in this Article VIII shall be defined for purposes of this Article VIII as follows:

(a)“Authority” shall mean the persons or entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 8.4.

(b)“Board” shall mean the entire then elected and serving Board of Directors of the Corporation, including without limitation all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(c)“Breach of Duty” shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 8.4 to constitute misconduct under Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

(d)“Corporation,” as used in this Article VIII and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this Corporation, including, without limitation, any successor corporation or entity to this corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this Corporation.

(e)“Corporation Affiliate” shall include, without limitation, any corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, whether domestic or foreign, that is an Affiliate (as defined in Section 3.2(c)(i) of these Bylaws) of the Corporation.

(f)“Director or Officer” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article VIII, (i) “Director or Officer” shall include a director or officer of a Subsidiary (whether or not otherwise serving as a Director or Officer), (ii) the term “employee benefit plan” as used in Section 180.0850(2)(c) of the Statute shall include an employee benefit plan sponsored, maintained or contributed to by a Subsidiary and (iii) it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, member, trustee, member of any governing or decision‑making committee, manager, employee or agent of a Corporation Affiliate shall be so serving at the request of the Corporation.

(g)“Disinterested Quorum” shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(h)“Expenses” shall mean and include fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a Proceeding.

(i)“Independent Legal Counsel” shall mean a law firm, or a member of a law firm, or an independent practitioner that is experienced in matters of relevant corporation law and neither presently is, nor in the past three years has been, retained to represent (i) the Corporation or any Director or Officer in any matter material to such party (other than with respect to matters concerning the Director or Officer under this Article VIII), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Director or Officer in an action to determine the Director’s or Officer’s rights.

(j)“Liability” shall mean and include the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable Expenses.

(k)“Party” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article VIII, the term “Party” shall also include any Director or Officer or employee of the Corporation who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

(l)“Proceeding” shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article VIII, the term “Proceeding” shall include without limitation all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) involving any appeal from a Proceeding; and (iv) in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

(m)“Statute” shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

(n)“Subsidiary” shall mean any direct or indirect subsidiary of the Corporation as determined for financial reporting purposes, whether domestic or foreign.

Section 8.2    MANDATORY INDEMNIFICATION OF DIRECTORS AND OFFICERS. - To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is or was a Director or Officer.

Section 8.3    PROCEDURAL REQUIREMENTS.

(a)A Director or Officer who seeks indemnification under Section 8.2 shall make a written request therefor to the Corporation. Subject to Section 8.3(b), within sixty days of the Corporation’s receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 8.5).

(b)No indemnification shall be required to be paid by the Corporation pursuant to Section 8.2 if, within such sixty‑day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

(c)In case of nonpayment pursuant to Section 8.3(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 8.4, determine whether the Director’s or Officer’s conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d)(i) If the Board does not authorize an Authority to determine the Director’s or Officer’s right to indemnification hereunder within such sixty‑day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

Section 8.4    DETERMINATION OF INDEMNIFICATION.

(a)If the Board authorizes an Authority to determine a Director’s or Officer’s right to indemnification pursuant to Section 8.3, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

(i)An Independent Legal Counsel mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

(ii)A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) the first arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article VIII), such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules; or

(iii)A court pursuant to and in accordance with Sections 180.0854 and 180.0855 of the Statute.

(b)In any such determination by the selected Authority, there shall exist a rebuttable presumption that the Director’s or Officer’s conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

(c)The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer. If the Authority shall not have made a determination within such sixty-day period, then it shall be conclusively presumed for all purposes that the Authority has determined that the Director or Officer has a right to indemnification pursuant to Section 8.3 and the Director or Officer shall be entitled to such indemnification, absent (1) a misstatement by the Director or Officer of a material fact, or an omission of a material fact necessary to make the Director’s or Officer’s statement not materially misleading, in connection with the request for indemnification, or (2) an express prohibition under applicable law against determining the Director’s or Officer’s entitlement to indemnification in this matter; provided, however, that such sixty-day period may be extended for a reasonable time, not to exceed an additional thirty days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(d)If the Authority determines (or is deemed to have determined) that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 8.5), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority’s opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities’ incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, then the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e)The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation, regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

(f)All Expenses incurred in the determination process under this Section 8.4 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

Section 8.5    MANDATORY ALLOWANCE OF EXPENSES.

(a)The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director’s or Officer’s written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

(i)The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

(ii)The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 8.5 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 8.4.

(b)If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 8.5, then such Director or Officer shall not be required to pay interest on such amounts.

Section 8.6    INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF CERTAIN OTHERS.

(a)The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of a Corporation Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Corporation Affiliate.

(b)The Corporation shall indemnify an employee who is not a Director or Officer, to the extent he or she has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation.

(c)The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify (to the extent not otherwise provided in Section 8.6(b)) against Liabilities incurred by, and/or provide for the allowance of reasonable Expenses of, an employee or authorized agent of the Corporation acting within the scope of his or her duties as such and who is not a Director or Officer.

Section 8.7    INSURANCE. - The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article VIII.

Section 8.8    NOTICE TO THE CORPORATION. - A Director or Officer or an employee of the Corporation shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 8.4(a)).

Section 8.9    SEVERABILITY. - If any provision of this Article VIII shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VIII contravene public policy, then this Article VIII shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation’s intention to provide Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

Section 8.10    NONEXCLUSIVITY OF ARTICLE VIII. - The rights of a Director or Officer or an employee of the Corporation (or any other person) granted under this Article VIII shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer or employee of the Corporation (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareowners of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article VIII shall be deemed to limit the Corporation’s obligations to indemnify against Liabilities or allow Expenses to a Director or Officer or an employee of the Corporation under the Statute.

Section 8.11    CONTRACTUAL NATURE OF ARTICLE VIII; REPEAL OR LIMITATION OF RIGHTS. - This Article VIII shall be deemed to be a contract between the Corporation and each Director or Officer and employee of the Corporation and any repeal or other limitation of this Article VIII or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article VIII with regard to acts, omissions or events arising prior to such repeal or limitation. If the Statute is amended to permit or require the Corporation to provide broader indemnification rights than this Article VIII permits or requires, then this Article VIII shall be automatically amended and deemed to incorporate such broader indemnification rights.

ARTICLE IX
MISCELLANEOUS

Section 9.1    FISCAL YEAR. - The fiscal year of the Corporation shall be the calendar year.

Section 9.2    DIVIDENDS. - Subject to the provisions of law or the Articles of Incorporation, the Board of Directors may, at any regular or special meeting, declare dividends upon the capital stock of the Corporation payable out of surplus (whether earned or paid-in) or profits as and when they deem expedient. Before declaring any dividend there may be set apart out of surplus or profits such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for such other purposes as the directors shall deem conducive to the interests of the Corporation.

Section 9.3    CONTRACTS, CHECKS, DRAFTS, DEEDS, LEASES AND OTHER INSTRUMENTS. - All contracts, checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors or corporate policy adopted by the Board of Directors. The Board may authorize by resolution or corporate policy adopted by the Board of Directors any officer or officers to enter into and execute any contract or instrument of indebtedness in the name of the Corporation, and such authority may be general or confined to specific instances. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks or other depositories as the Treasurer may authorize.

All contracts, deeds, mortgages, leases or instruments that require the corporate seal of the Corporation to be affixed thereto shall be signed by the President or a Vice President, and by the Corporate Secretary, or an Assistant Corporate Secretary, or by such other officer or officers, or person or persons, as the Board of Directors may by resolution or corporate policy adopted by the Board of Directors prescribe.
Section 9.4    VOTING OF SHARES OWNED BY THE CORPORATION. - Subject always to the specific directions of the Board of Directors, any share or shares of stock issued by any other corporation and owned or controlled by the Corporation may be voted at any shareowners’ meeting of such other corporation by the Chief Executive Officer of the Corporation, if present, or if absent by any other officer of the Corporation who may be present. Whenever, in the judgment of the Chief Executive Officer, or if absent, of any officer, it is desirable for the Corporation to execute a proxy or give a shareowners’ consent in respect to any share or shares of stock issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the Chief Executive Officer or one of the officers of the Corporation and shall be attested by the Corporate Secretary or an Assistant Corporate Secretary of the Corporation without necessity of any authorization by the Board of Directors. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the share or shares of stock issued by such other corporation and owned by the Corporation in the same manner as such share or shares might be voted by the Corporation.

Section 9.5    NOTICES. - Whenever any statute, the Articles of Incorporation of these Bylaws requires the Corporation to give notice to any shareowner or Director, such notice may be given in writing by mail or by “electronic transmission” (as defined in the Wisconsin Business Corporation Law). Written notice pursuant to the foregoing sentence shall be deemed to be effective (a) when mailed, if mailed postpaid and addressed to the shareowner’s address shown in the Corporation’s current record of shareowners or to the Director’s address that the Director has designated to the Corporate Secretary of the Corporation or (b) when electronically transmitted to the shareowner in a manner authorized by the shareowner or to the Director as the Director may have designated to the Corporate Secretary of the Corporation. Notice to Directors may also be given in person; by other method of delivery (meaning any method of delivery used in conventional commercial practice, including delivery by hand, commercial overnight delivery or private carrier); by telephone, including voice mail, answering machine or answering service; or by any other electronic means. Oral notice is effective when communicated. Other written notice is effective as follows:

if delivered by hand or by private carrier, when received; if given by commercial overnight delivery, on the day the service undertakes to make delivery; and if given by facsimile, at the time transmitted to a facsimile number the recipient has provided.

ARTICLE X
AMENDMENT OR REPEAL OF BYLAWS

Section 10.1    AMENDMENTS BY BOARD OF DIRECTORS. - Except as otherwise provided by the Wisconsin Business Corporation Law or the Articles of Incorporation, these Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors by the affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; provided, however, that the shareowners in adopting, amending or repealing a particular Bylaw may provide therein that the Board of Directors may not amend, repeal or readopt that Bylaw.

Section 10.2    IMPLIED AMENDMENT. - Any action taken or authorized by the shareowners or by the Board of Directors which would be inconsistent with the Bylaws then in effect but which is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bylaws so that the Bylaws would be consistent with such action shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.